                                                                     EXHIBIT 3.4


                              AMENDED AND RESTATED

                               OPERATING AGREEMENT

                                       OF

                         KEY PLASTICS TECHNOLOGY, L.L.C.

        * Approximately 5 pages of this document has been redacted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, to the Securities and Exchange Commission (the "SEC"). An unredacted version of this document has been filed separately with the SEC.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
      Recitals ............................................................ 1

1.    Organization of Company ............................................. 2
      1.1    Formation .................................................... 2
      1.2    Name and Office .............................................. 2
      1.3    Duration ..................................................... 2
      1.4    Registered Office and Resident Agent ......................... 2

2.    Definitions ......................................................... 2

3.    Purposes ............................................................ 6

4.    Capital Contributions; Borrowings ................................... 6
      4.1    Initial Capital Contributions of Members ..................... 6
      4.2    Additional Capital Contributions ............................. 6
      4.3    Withdrawals .................................................. 7
      4.4    Borrowings ................................................... 7
      4.5    Additional Members ........................................... 7

5.    Management .......................................................... 8
      5.1    Generally .................................................... 8
      5.2    Management Committee ......................................... 8
      5.3    Management Committee Meetings ................................ 9
      5.4    Powers of the Management Committee ........................... 10
      5.5    Limitations on Powers ........................................ 11
      5.6    Self-Dealing ................................................. 12
      5.7    Liability of the Members and Committee Members ............... 13
      5.8    Indemnity .................................................... 13
      5.9    Compensation and Reimbursement ............................... 14
      5.10   Devotion of Time to Company .................................. 14
      5.11   Resignation .................................................. 14
      5.12   Removal ...................................................... 14
      5.13   Vacancies .................................................... 14
      5.14   Termination of Certain Provisions ............................ 14

6.    Meetings of Members ................................................. 15
      6.1    Rights of the Members ........................................ 15
      6.2    Voting ....................................................... 15
      6.3    Meetings ..................................................... 15
      6.4    Consent ...................................................... 15

7.    Capital Accounts; Profits and Losses; Distributions ................. 16
      7.1    Capital Accounts ............................................. 16
      7.2    Allocation of Profits and Losses ............................. 16
      7.3    Distributions ................................................ 17
      7.4    Other Allocations ............................................ 17
               (a) Compliance With Treasury Regulations ................... 17
               (b) Only Required Modifications ............................ 18
               (c) Company Minimum Gain Chargeback ........................ 18
               (d) Member Minimum Gain Chargeback ......................... 18

               (e) Qualified Income Offset ................................ 18
               (f) Gross Income Allocation ................................ 19
               (g) Allocation of Nonrecourse Deductions ................... 19
               (h) Member Nonrecourse Deductions .......................... 19
               (i) Curative Allocations ................................... 19
               (j) Advice of Accountants .................................. 19
               (k) Section 754 Election ................................... 19
               (l) Imputed Interest ....................................... 20
               (m) Contributed Property ................................... 20
        7.5  Share of Excess Nonrecourse Liabilities ...................... 20

8.      Adjustments to Membership Percentages ............................. 20

9.      Term of Company ................................................... 22
        9.1  Commencement ................................................. 22
        9.2  Dissolution .................................................. 22

10.     Application of Assets ............................................. 23

11.     Restrictions on Assignability of Interests ........................ 23
        11.1  Permitted Assignments ....................................... 23
        11.2  Admission of Assignees as Members ........................... 23
        11.3  Restrictions on Transfers ................................... 24

12.     Section 754 Election .............................................. 24

13.     Arbitration ....................................................... 25

14.     Investment Representations ........................................ 25

15.     Amendments ........................................................ 25

16.     Miscellaneous Provisions .......................................... 26
        16.1 Books of Account; Reports .................................... 26
        16.2 Bank Accounts and Investment of Funds ........................ 26
        16.3 Accounting Decisions ......................................... 26
        16.4 Federal Income Tax Election .................................. 26
        16.5 Entire Agreement ............................................. 27
        16.6 Notices ...................................................... 27
        16.7 Further Execution ............................................ 27
        16.8 Binding Effect ............................................... 27
        16.9 Severability ................................................. 27
        16.10 Captions .................................................... 27
        16.11 Counterparts ................................................ 28
        16.12 Michigan Law to Control ..................................... 28

       EXHIBIT A .......................................................... A-1

       EXHIBIT B .......................................................... B-1

                               AMENDED AND RESTATED

                               OPERATING AGREEMENT

                                       OF

                         KEY PLASTICS TECHNOLOGY, L.L.C.


         THIS AMENDED AND RESTATED OPERATING AGREEMENT of Key Plastics Technology, L.L.C., a Michigan limited liability company ("Company"), is made and entered into as of February 9, 1998 by and among (i) the Company, (ii) Key Plastics, Inc., a Michigan corporation ("Plastics"), and (iii) Paribas Principal Incorporated, a New York corporation ("Paribas") (parties (ii) and (iii) together referred to as the "Members").

                                    Recitals:

         A. The Company is a Michigan limited liability company that was formed under the Act pursuant to Articles of Organization filed with the Michigan Department of Consumer and Industry Services ("Department") on September 16, 1996, and an Operating Agreement effective as of September 16, 1996 ("Operating Agreement").

         B. The name of the Company is Key Plastics Technology, L.L.C. Its name will be changed to Key Plastics L.L.C. pursuant to an Amendment to the Articles that will be filed with the Department as soon as practicable after the effective date of this Agreement.

         C. Effective February 9, 1998, Plastics contributed all of its assets (except the Excluded Assets) and liabilities to the Company as a capital contribution.

         D. After giving effect to the Securities Purchase Agreement pursuant to which Paribas purchased its equity interest in the Company, Paribas shall own a 25% interest in the Company.

         E. The parties now wish to amend and restate the Operating Agreement to reflect the events described in recitals B. through D. above.

         Therefore, the Operating Agreement shall be amended and restated in its entirety to read as follows:

                           1. ORGANIZATION OF COMPANY.

         1.1 Formation. The Company is a limited liability company that was formed under the Act pursuant to Articles of Organization filed with the Department on September 16, 1996 and this Agreement.

         1.2 Name and Office. The name of the Company shall be Key Plastics Technology, L.L.C. and its office shall be located at 21333 Haggerty Road, Suite 200, Novi, Michigan 48375, or such other place as the Management Committee may determine from time to time.

         1.3 Duration. The Company's existence shall be perpetual unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

         1.4 Registered Office and Resident Agent. The Company's registered office shall be at 21333 Haggerty Road, Suite 200, Novi, Michigan 48375 and the name of its resident agent at such address shall be David C. Benoit. The registered office and resident agent may be changed from time to time in accordance with the Act. If the resident agent shall ever resign, the Company shall promptly appoint a successor.


                                 2. DEFINITIONS.

         As used in this Agreement, the following terms shall have the following meanings:

         The "Act" means the Michigan Limited Liability Company Act, being Act No. 23, Public Acts of 1993, as amended.

         "Adjusted Deficit Capital Account Balance" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Company Fiscal Year, (1) increased by any amounts which such Member is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), plus an amount equal to such Member's share of Company Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain and
(2) decreased by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

         "Affiliate" means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) a person owning or controlling five percent (5%) or more of the outstanding voting securities of such other person, (iii) any officer, director, member or partner of such person, or (iv) a person who is an officer, director, member, partner or holder of five percent (5%) or more of any of the voting interests of any person described in clauses (i) through (iii) of this sentence.

         "Agreement" means this Operating Agreement and amendments adopted in accordance with this Agreement and the Act.

         The "Articles" means the Articles of Organization, including any restatements or amendments, which are filed with the Michigan Department of Consumer and Industry Services.

         "Book Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

         (a) the initial Book Value of any asset contributed (or deemed contributed) to the Company shall be such asset's gross fair market value at the time of such contribution;

         (b) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values at the times specified in Treasury Regulations under Code Section 704(b) if the Company so elects;

         (c) if the Book Value of an asset has been determined pursuant to clause (a) or (b), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         "Capital Accounts" shall have the meaning set forth in Section 7.1 of this Agreement.

         "Capital Contributions" means the amount of cash, property, or services contributed or obligated to be contributed to the Company by a Member.

         "Cause" means actions by the Management Committee that cause material damage to the Company as a result of the Management Committee's fraud, willful misconduct, gross negligence, misappropriation of funds or property, or actions taken in violation of this Agreement.

         The "Code" means the U.S. Internal Revenue Code of 1986, as amended.

         "Committee Member" means an individual appointed to the Management Committee by a Member pursuant to Section 5.2.

         "Company Minimum Gain" means an amount determined in accordance with Treasury Regulation Section 1.704-2(d) for partnership minimum gain by computing, with respect to each nonrecourse liability of the Company (as defined in Treasury Regulation Section 1.752-1(a)(2)), the amount of gain (of whatever character), if any, that would be realized by the Company if (in a taxable transaction) it disposed of property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

         "Depreciation" means for each Fiscal Year of the Company or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Management Committee.

         "Equityholders Agreement" means the Equityholders Agreement dated as of February 9, 1998 by and among the Company, Holdings and Paribas, as amended.

         The "Fiscal Year" of the Company, and its taxable year for Federal income tax purposes, shall be the calendar year.

         "Indenture" means the Indenture Agreement dated March 24, 1997, entered into by Plastics, several Affiliates of Plastics, and Marine Midland Bank, as amended.

         "Insolvent" means such time as when the value of the Company's assets become less than the sum of its liabilities or the Company becomes unable to pay its debts as they become due in the usual course of business, as defined in the Act.

         "Majority" means the affirmative vote or consent of a majority in number of the Committee Members of the Management Committee.

         "Majority Interest" means those members holding more than 50% of the Membership Percentages held by the Members.


         "Management Committee" means the Management Committee provided for in
Section 5.2.

         "Member Nonrecourse Debt" shall have the meaning, and be determined in the same manner as, partner nonrecourse debt pursuant to Treasury Regulation
Section 1.704-2(b)(4).

         "Member Nonrecourse Debt Minimum Gain" means the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such

Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in the same manner as partner nonrecourse debt minimum gain in accordance with Treasury Regulation Sections 1.704-2(i)(3) and 1.704-2(i)(5).

         "Member Nonrecourse Deductions" shall have the meaning, and be determined in the same manner as, partner nonrecourse deduction pursuant to Treasury Regulation Section 1.704-2(i)(2).

         "Members" are the persons designated as such in Exhibit A. Any reference to a Member shall, unless the context clearly requires otherwise, include a reference to his predecessor and successor (other than a mere assignee not made a substitute Member) in interest.

         "Membership Percentages" means the Members' respective interests in the Company as set forth in Exhibit A, but subject to revision pursuant to Sections 4, 8 and 11 of this Agreement.

         "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulation Sections 1.704-2(c) and 1.704-2(b)(1).

         "Person" means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization.

         "Profits and Losses" means the Company's taxable income or loss for each Fiscal Year (or other period) determined in accordance with the accounting methods followed by the Company for federal income tax purposes (for this purpose all items of income, gain, loss, deduction or credit required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) as determined by the independent certified public accountants employed by the Company, with the following adjustments:

                  (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

                  (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code
Section 704(b) and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

                  (c) in the event the Book Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (d) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

                  (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

                  (f) notwithstanding the foregoing, any items which are specially allocated pursuant to Section 7.4 shall not be taken into account in computing Profits and Losses.

         "Treasury Regulations" includes proposed, temporary and final regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

         All references to statutory provisions shall be deemed to include reference to corresponding provisions of subsequent law.

         The singular shall include the plural, and vice versa, where necessary.


                                  3. PURPOSES.

         The Company may engage in any lawful business permitted by the Act or by the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to the accomplishment of its purposes and to operate its business, including all powers granted by the Act. No Member need afford the Company or any Member the opportunity of acquiring any property or investing or otherwise participating in any other enterprise.


                      4. CAPITAL CONTRIBUTIONS; BORROWINGS.

         4.1 Initial Capital Contributions of Members. The Members shall make the Initial Capital Contributions set forth in Exhibit A. The values of the Members' Initial Capital Contributions shall be as set forth on Exhibit A. No interest shall accrue on any Capital Contribution made to the Company unless otherwise agreed by the Members in writing, or otherwise provided in this Agreement.

         4.2      Additional Capital Contributions.

                   (a) Additional Capital Contributions shall be made by the Members to the Company only upon the request of the Management Committee. If the Management Committee determines that additional capital is necessary, then each Member may, without obligation, contribute a portion of the capital call in proportion to his Membership Percentage. If a Member fails to contribute any part of his capital contribution, then the other Members shall have the option to contribute the shortfall. If all Members contribute their proportionate shares of the capital call (based upon their Membership Percentages), then there will be no change in Membership Percentages. However, if the Members do not each contribute their proportionate shares, then the Management Committee shall determine the fair market value of a one percent interest in the Company (the "Percentage Value") as if the Company were issuing additional equity (at the time the capital call is made). The Membership Percentages shall then be revised to reflect the amounts contributed as if those Members making contributions were purchasing Membership Percentages on the basis of the Percentage Value. The balance of the total Membership Percentages (100% less the Membership Percentages deemed sold) will be allocated among the Members in proportion to their Membership Percentages immediately prior to the capital contribution.

                  (b) None of the terms, covenants, obligations or rights contained in this Section 4.2 is or shall be deemed to be for the benefit of any such person or entity other than the Members and the Company, and no such third person shall under my circumstances have any right to compel any actions or payments by the Members.

         4.3 Withdrawals. No Member shall be entitled to be repaid any portion of his Capital Contribution or withdraw from the Company except as provided in this Agreement. A Member who withdraws in violation of this Agreement shall not be entitled to receive the fair market value of his interest after the withdrawal but shall only be entitled to distributions he otherwise would have received as a nonwithdrawing Member. In addition, a withdrawing Member shall lose all his voting rights as a Member of the Company and, if he is a Committee Member, shall resign or be removed immediately from that position.

         4.4 Borrowings. The Company may borrow sums for Company purposes from any source, including any Member, as determined by a Majority of the Committee Members provided that such borrowing is: (i) not prohibited by any applicable law, regulation or agreement, (ii) conducted on an arm's-length basis, and (iii) not in violation of the restrictions on transactions with affiliates set forth in Section [8.4] of the Securities Purchase Agreement.

         4.5 Additional Members. No additional Members shall be admitted to the Company without the approval of the Management Committee.

                                 5. MANAGEMENT.

         5.1      Generally.

         Except as otherwise provided in Section 5.5, the business and affairs of the Company shall be managed by the Management Committee. Any Person dealing with the Company, other than a Member or a Member's Affiliate, may rely on the authority of the Management Committee in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

         5.2      Management Committee.

                  (a) The Management Committee shall initially consist of five
(5) Committee Members. Each Committee Member shall be deemed a Manager within the provisions of the Act. Within six (6) months from the effective date of this Agreement, the size of the Management Committee shall be increased to eight (8) Committee Members. When the size of the Management Committee is from five (5) to seven (7) Committee Members, one (1) of the Committee Members shall be appointed by Paribas and the remaining Committee Members shall be appointed by Key Plastics. When the size of the Management Committee is eight (8) Committee Members, two (2) of the Committee Members shall be appointed by Paribas and six
(6) shall be appointed by Key Plastics. When the size of the Management Committee is less than eight (8) Committee Members, Paribas shall also be entitled to appoint one observer who may participate in Management Committee meetings.

                  (b) Each Member may appoint one or more alternates for the Committee Members appointed by it. An alternate shall have all the powers of the Committee Member in his absence or inability to serve. Each Committee Member may vote by delivering his proxy to another Committee Member. Each Member shall have the power to remove any Committee Member appointed by it by delivering written notice of such removal to such Committee Member and to the other Committee Members. Vacancies on the Management Committee shall be filled by the Member which appointed the Committee Member previously holding the position which is then vacant.

                  (c) The Management Committee shall cause a Committee Member appointed by Paribas to be on each material committee of the Company and on each governing board or each material committee of each subsidiary of the Company.

                  (d) Notwithstanding the foregoing, Paribas' rights under this
Section 5.2 shall terminate in accordance with Section 5.14.

         5.3      Management Committee Meetings.

                  (a) The Management Committee shall meet at least annually at the offices of the Company in Novi, Michigan, or such other times or places as the Management Committee shall determine (unless such meeting shall be waived by all Committee Members) or on the call of any two (2) Committee Members upon (i) two (2) business days' notice to all Committee Members by telephone or facsimile for a meeting by telephone or (ii) five (5) business days' notice by telephone or facsimile for a meeting in person. An agenda for each meeting shall be prepared in advance by the secretary of the Committee and circulated to the Committee Members. The number of Members of the Management Committee required to constitute a quorum shall vary depending upon the size of the Management Committee as follows:

                  Size of Management                 Number Required
                      Committee                         For Quorum
                  ------------------                 ---------------
                          5                                3
                          6                                4
                          7                                4
                          8                                5

                  Approval of the Management Committee shall require a Majority of the Committee Members, and not just a majority of the quorum. With respect to ministerial actions, the Management Committee may act without a meeting if: (i) the action taken is approved in writing before or after such action by the number of Committee Members necessary to take such action and (ii) written notice of such action is given to the Committee Members who did not provide such written consent. With respect to other actions, the Management Committee may act without a meeting if: (i) the action taken is approved in writing before such action by all of the Committee Members; or (ii) the action is verbally approved by the Management Committee in advance and subsequently approved in writing by all of the Committee Members. Written minutes of all meetings shall be maintained, and the minutes for each meeting shall be approved at a subsequent meeting of the Management Committee.

                  (b) The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement, and provided that such rules and regulations shall permit meetings by telephone, video conferencing or the like, and shall permit Committee Members to participate in meetings by telephone or video conference or the like or by written proxy, and such participation shall be deemed attendance for purposes of determining whether a quorum is present.

                  (c) The Management Committee may by written resolution delegate its powers, but not its responsibilities, to employees of a Member or to any other person. Such delegation of powers may include the authority to execute and deliver any notes, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance or other instrument in writing, and any assignment or endorsement thereof.

                  (d) The Management Committee may by resolution appoint officers of the Company (which may include a chief executive officer, a president, a chief financial officer, a treasurer, a secretary and one or more vice presidents, assistant treasurers and assistant secretaries and any other officer positions), which officers shall be vested with such powers and duties, shall hold their offices for such terms, and shall be entitled to such compensation, as shall be determined from time to time by the Management Committee; provided, however, that the compensation of any current officer of Plastics shall not be increased to more than three times such officer's compensation as of the effective date of this Agreement without the consent of 85% of the Management Committee.

         5.4      Powers of the Management Committee.

                  (a) The Management Committee shall have control over the conduct of the Company's day-by-day affairs. Except as provided in Section 5.5, all decisions of the Management Committee shall be made by majority vote (based on number) of the Committee Members. The Management Committee shall have the power to do all things appropriate to the accomplishment of the purposes of the Company, including (but not limited to): (1) employing contractors, professionals and employees (including Affiliates), defining their duties, and establishing their compensation or remuneration; (2) collecting and receiving rents, profits or income from any property owned by the Company and to disburse Company funds for Company purposes; (3) paying all Company obligations; (4) purchasing and maintaining insurance on behalf of the Company and its Members and employees or agents against any liability or expense asserted against or incurred by the Company or such persons; (5) performing all ministerial acts and duties relating to the payment of all indebtedness, taxes and assessments due or to become due with regard to any property owned by the Company, and to give and receive notices, reports, and other communications arising out of or in connection with the ownership, indebtedness, or maintenance of the property; (6) transacting the Company's business under an assumed name or name other than its name as set forth in the Articles; (7) appointing any Member or other person as agent for service of process on the Company as required by the law of any state in which the Company transacts business; (8) commencing, prosecuting or defending any proceeding in the Company's name; and (9) doing such other acts as may facilitate the Company's business.

                  (b) Any future amendments to this Agreement shall, to the extent necessary, be reflected in amendments to the Articles to be filed by the Management Committee with the Michigan Department of Consumer and Industry Services. The Management Committee will deliver a copy of each such document to each Member.

                  (c) Subject to the other provisions of this Section 5, the Management Committee shall have full power to act for and to bind the Company to the extent provided by Michigan law.

                  (d) Plastics shall act as "tax matters partner" of the Company, as defined in Code Section 6231(a)(7) and solely for the purposes of this Section 5.4(d) shall have all the powers and obligations of a tax matters partner pursuant to the Code. The tax matters partner shall not take any action or make any decision that will result in the Company, or its Members on a pass through basis, paying a tax liability in excess of $250,000 in the aggregate without prior written consent of Members owning at least 85% of the total Membership Percentages (which consent shall not be unreasonably withheld or delayed).

         5.5      Limitations on Powers.

                  (a) Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no merger of the Company shall be effected except with the approval of at least 90% of the Management Committee and with the consent of a Majority Interest of the Members.

                  (b) Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary until the occurrence of a Qualified Public Offering as defined in the Equityholders Agreement, except with the approval of at least 90% of the Committee Members, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by the Management Committee on behalf of the Company, and the Management Committee shall cause each of its subsidiaries to abstain from acting,with respect to the following:

                           (i) incur indebtedness unless the incurrence of such indebtedness would be permitted under the Indenture as in effect on the date hereof and whether any amounts remain outstanding thereunder, and any less restrictive amendments thereto;

                           (ii) the sale or other disposition of any type, in a single transaction or series of related transactions, of assets, the gross proceeds from any such sale which exceeds $15,000,000, or the sale or other disposition of assets, the gross proceeds from all such sales occurring after the effective date of this Agreement which exceeds $30,000,000, in the aggregate;

                           (iii) capital expenditures in any fiscal year in excess of 125% of such year's budget as approved by the Management Committee;

                           (iv) enter or permit any of its subsidiaries to enter into any business other than Permitted Business (as defined in the Indenture as in effect on the date of this Agreement);

                           (v) all other mergers, acquisitions (of stock, assets or otherwise), partnerships, joint ventures, purchases of assets and similar transactions, in excess of $75 million individually or $150 million in the aggregate beginning on the effective date of this Agreement, provided, however, that this restriction shall not apply to such a transaction that results in a sale of substantially all of the assets of the Company;

                           (vi) amendments to the Articles of Organization of the Company;

                           (vii) file for bankruptcy or other liquidation, winding up or dissolution events; and

                           (viii) the issuance of equity of the Company, except for the following:

                                    (a)     the amount received for
                                            such offered interest is,
                                            on a proportionate basis,
                                            equal to or in excess of
                                            110% of the amount paid
                                            by Paribas for its Member
                                            Interest or, if such
                                            equity is issued prior to
                                            January 31, 1999, unless
                                            the amount received is at
                                            least equal to the amount
                                            paid by Paribas, or

                                    (b)     an issuance of equity to use as
                                            consideration in an acquisition of a
                                            business or assets or a joint
                                            venture or similar transaction
                                            approved by the Management
                                            Committee.


         5.6 Self-Dealing. Subject to the provisions of Section 8.4 of the Securities Purchase Agreement and this Section 5.6, any Committee Member, Member and any Affiliate may deal with the Company, directly or indirectly, as vendor, purchaser, employee, agent or otherwise. No contract or other act of the Company shall be voidable or affected in any manner by the fact that a Committee Member, Member or his Affiliate is directly or indirectly interested in such contract or other act apart from his interest as a Committee Member or Member, nor shall any Committee Member or Member or his Affiliate be accountable to the Company or the other Members in respect of any profits directly or indirectly realized by him by reason of such contract or other act, and such interested Committee Member or Member shall be eligible to vote or take any other action as a Committee Member or Member in respect of such contract or other act as it would be entitled were he or his Affiliate not interested therein. Notwithstanding the foregoing provisions of this Section 5.6, (a) any direct or indirect interest of a Committee Member, Member or Affiliate in any contract or other act, other than his interest as a Member, shall be disclosed to all other Members, and (b) such contract or other act shall be determined to be arm's-length by the Management Committee and shall be approved by the Management Committee, unless the same is specifically authorized herein. Any present contracts or arrangements are excepted from the above approval requirements.

         5.7 Liability of the Members and Committee Members. So long as each Member (whether in its capacity as a Member, or if applicable, as a Committee Member or other expressly authorized agent of the Company) and Committee Member acts in good faith with respect to the conduct of the business and affairs of the Company, and in the manner in which it reasonably believes to be in the best interests of the Company or otherwise in accordance with the provisions of this Agreement, neither such Member nor any such Committee Member shall be liable or accountable to the Company or to any of the Members in damages or otherwise for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing or suffer to be done in connection with the business and affairs of the Company, except in the case of
(i) such Person's willful misconduct or gross negligence, (ii) actions taken by any such Person in violation of this Agreement, (iii) the receipt by any such Person of a financial benefit to which it is not entitled pursuant to this Agreement, (iv) any vote by such Person to approve a distribution to the Members of funds of the Company in violation of this Agreement or the Act or (v) any actions which are governed by the Equityholders Agreement, in which case the provisions of the Equityholders Agreement shall apply. A Member who knowingly receives a distribution made by the Company which is either in violation of this Agreement or when the Company is Insolvent, is liable to the Company for repayment of the distribution.

         5.8 Indemnity. The Company shall indemnify, defend and hold each Member, each Committee Member, and each officer, director, stockholder, member, employee, agent, affiliate, subsidiary or assignee of each Member (including any such Person in its capacity as an agent or Committee Member) provided any such Person is properly acting in its capacity as a Member, Committee Member, officer, director, stockholder, member, employee or agent, and within the express authority granted herein (collectively, the "Indemnities") free and harmless of, from and against any expenses, losses, claims, costs, damages and liabilities, including without limitation, judgments, fines, amounts paid in settlement and expenses (including without limitation, attorneys' fees and expenses, court costs, investigation costs and litigation costs) incurred by any Indemnitee in any civil, criminal or investigative proceeding in which it is involved or threatened to be involved by reason of the Member being a Member in the Company or such Person being a Committee Member, provided that the Member or such Person acted in good faith, within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Company and the Members or otherwise in compliance with the provisions of this Agreement; provided, however (i) that the Company shall not be required to indemnify any Indemnitee, and any such Indemnitee shall be liable, for any loss, expense or damage which the Company may suffer as a result of (A) such Indemnitee's willful misconduct, gross negligence or bad faith in failing to perform its duties hereunder; (B) actions taken by such Indemnitee in violation of this Agreement or in violation of the Equityholders Agreement (in which case the terms of the Equityholders Agreement shall apply),
(C) the receipt by such Indemnitee of any financial benefits to which it is not entitled pursuant to this Agreement or (D) the vote by such Indemnitee for a distribution of funds of the Company in violation of this Agreement or the Act;
(ii) the Company shall not be required to indemnify any Indemnitee for any breach of the provisions of this Agreement, or for any loss, expense or damage which it may suffer as a result of the breach of this Agreement by the Member to which the Indemnitee is related; and (iii) any liability hereunder shall be limited solely to the assets and properties of the Company, and no Member (or any Affiliate of any Member) shall have any liability or obligation hereunder.

         5.9 Compensation and Reimbursement. The Management Committee shall receive no compensation for managing the affairs of the Company unless approved by an affirmative vote of the Management Committee. The Management Committee shall be reimbursed by the Company for reasonable expenses incurred in attending Management Committee meetings. The Management Committee shall not be entitled to reimbursement from the Company of any other expenses of the Company incurred and paid for by the Management Committee on behalf of the Company unless approved in advance by the Management Committee.

         5.10 Devotion of Time to Company. The Management Committee shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any rights, by virtue of this Agreement, to share or participate in such other investments or activities of the Committee Members or to the income or proceeds derived therefrom. The Committee Members shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

         5.11 Resignation. Any Committee Member may resign at any time by giving written notice to the Management Committee. The resignation of any Committee Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Committee Member who is also a Member shall not affect the Committee Member's rights as a Member and shall not constitute a withdrawal of a Member.

         5.12 Removal. At a meeting called expressly for that purpose, a Committee Member may be removed with Cause, by the affirmative vote of a Majority Interest of Members, or as provided in Section 5.2. The removal of a Committee Member who is also a Member shall not affect the Committee Member's rights as a Member and shall not constitute a withdrawal of a Member.

         5.13 Vacancies. Any vacancy occurring for any reason in the number of Committee Members of the Company shall be filled in accordance with Section 5.2.

         5.14 Termination of Certain Provisions. Notwithstanding any other provisions of this Agreement, upon the occurrence of a Qualified Public Offering (as defined in the Equityholders Agreement) all provisions in this Agreement requiring the consent, approval or vote of more than 50% of the Management Committee Members shall terminate, and thereafter all decisions by the Management Committee Members shall be made by majority vote (based on number) of the Committee Members. In addition, when Paribas' Membership Percentage in the Company is 20% or less, Paribas shall be entitled to appoint only one (1) Management Committee Member under Section 5.2. Further, when Paribas' Membership Percentage in the Company is 10% or less, Paribas shall not be entitled to appoint anyone to the Management Committee. Whenever Paribas'

Membership Percentage in the Company is 20% or less, Paribas shall not be entitled to appoint an observer to participate in Management Committee meetings.


                             6. MEETINGS OF MEMBERS.

         6.1 Rights of the Members. The Members (other than in their capacity as members of the Management Committee) shall have no right to take part in, vote on, or interfere in any manner with the management, conduct or control of the Company or its business, and shall have no right or authority whatsoever to act for or on behalf of the Company.


         6.2      Voting.

                  (a) All Members shall be entitled to vote on any matter submitted to a vote of the Members. Unless a greater vote is required by the Act, the Articles, this Agreement, or the Equityholder Agreement, the affirmative vote or consent of a Majority Interest of the Members entitled to vote or consent on such matter shall be required.

                  (b) Notwithstanding any other provision of this Agreement, upon the occurrence of a Qualified Public Offering (as defined in the Equityholders Agreement) all provisions in this Agreement requiring the consent, approval or vote of more than a Majority Interest of the Members shall terminate, and thereafter all decisions to be made by the Members shall be made by the vote of a Majority Interest of the Members.

         6.3 Meetings. An annual meeting of Members for the transaction of such business as may properly come before the Meeting, may be held at such place, on such date and at such time as the Majority Interest shall determine. Special meetings of Members for any proper purpose or purposes may be called at any time by the holders of at least fifteen percent (15%) of the Membership Percentages of all Members. The Company shall deliver or mail written notice stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. Such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting. Meetings may be conducted in person or by telephone conference of the Members.

         6.4 Consent. Any ministerial action permitted to be taken by the Members may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote on the action were present and voted. Any other action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if: (i) consents in writing, setting forth the action so taken, are signed by Members owning at least 85% of the total Membership Percentages; or (ii) the action is verbally approved by the Members in advance and subsequently consented to in writing by Members owning at least 85% of the total Membership Percentages. Every written consent shall bear the date and signature of each Member who signs the consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action. In addition, the Company may give all the Members written notice of the action, event or agreement and state in the notice that any Member who does not indicate his disapproval by written notice to the Company within a specified period of time (not less than 30 days after mailing of the notice) shall be deemed to have given his consent or approval to the action or event or to have made the agreement referred to in the notice. In such event, any Member who does not indicate his disapproval by written notice to the Company within the time specified shall be deemed to have given his written consent, approval or agreement.

         7.       CAPITAL ACCOUNTS; PROFITS AND LOSSES; DISTRIBUTIONS.

         7.1 Capital Accounts. A separate capital account (a "Capital Account") shall be established and maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2). Without limiting the foregoing, each Member's Capital Account shall be credited with the sum of (i) the amount of money contributed by such Member to the Company and the fair market value of property contributed by such Member to the Company (net of any liabilities that the Company assumes or to which the property is taken subject under Code Section 752 adjusted as required by Treas. Reg. Sections 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i) (relating to certain adjustments relating to book value) and
(ii) allocations to such Member of items of the Company's income, including items of tax-exempt income or gain. Each Member's Capital Account shall be decreased by the sum of (x) the amount of money distributed to such Member and the fair market value of property distributed to such Member (net of liabilities assumed by such Member or to which the property is taken subject under Code
Section 752) and (y) items of the Company's loss and deduction, including non-deductible expenditures. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its fair market value and the proceeds distributed, and further adjusted as provided in Treas. Reg. Section.1.704-1(b)(2)(iv)(e) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (not already reflected in the Member's Capital Account) would be allocated to such Member if there were a taxable disposition of such property for its fair market value on the date of distribution.

         7.2      Allocation of Profits and Losses.

                  (a) The Profits and Losses of the Company shall be determined as of the end of each Fiscal Year of the Company and, except as provided in
Section 7.4, shall be allocated among the Members in proportion to their respective Membership Percentages.

                  (b) If there is an addition, withdrawal or substitution of, or any other change in the interest of, any Member during the period covered by an allocation, then subject to any agreement between the persons affected, the Profits and Losses for the period shall be allocated among the varying interests consistent with the provisions of Code Section 706(d) and any regulations promulgated thereunder. If Code Section 706(d) or any regulation thereunder allow alternative methods of allocation, the Majority Interest shall determine, in its sole discretion, which alternative methods to use in allocating Profits and Losses among the varying interests.

         7.3      Distributions.

                  (a) The Company may distribute to the Members from time to time, but no less frequently than annually, such sums as the Management Committee determines to be available for distribution and not required to provide for current or anticipated Company needs. At a minimum, the Company shall distribute quarterly amounts sufficient to enable the Members to pay their Federal and state income tax on their shares of income from the Company assuming that all Members are in the Maximum Combined Federal and State Tax Bracket ("Tax Distributions"); provided, however, that such Tax Distributions shall be subject to the constraints contained in the Indenture. The "Maximum Combined Federal and State Tax Bracket" shall be equal to: (i) the highest marginal Federal income tax bracket for individuals, plus (ii) the highest weighted individual income tax bracket for the States in which the Company does business (weighted based upon the apportionment of the Company's income among such states). If the Company incurs a taxable loss in any Fiscal Year, then, for purposes of computing Tax Distributions in subsequent Fiscal Years, such loss shall be carried forward to subsequent Fiscal Years and shall reduce the amount of taxable income in such future Fiscal Year or Years. Except as provided in
Section 7.3(a) and Section 10, all distributions to Members shall be in proportion to their Membership Percentages.

                  (b) No distributions shall be declared and paid unless, after the distribution is made, the Company would be able to pay its debts as they become due in the usual course of business and the assets of the Company are in excess of the sum of: (i) the Company's liabilities, plus (ii) the amount that would be needed to satisfy the preferential rights of other Members upon dissolution that are superior to the rights of the Member(s) receiving the distribution.

         7.4 Other Allocations. Notwithstanding the foregoing provisions of this Section 7 or any other provision of this Agreement, the following provisions shall apply:

                  (a) Compliance With Treasury Regulations. It is anticipated that the Company will be treated as a partnership for federal income tax purposes and, accordingly, the partnership tax provisions of the Code shall apply to the Company and its Members. It is the intent of the Members that each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Section 7 to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Section 7, the Management Committee, with the consent of Members owning at least 85% of the total Membership Percentages (which consent shall not be unreasonably withheld), is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Section 7 to the extent that allocating income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in this Section 7 would cause the determinations and allocations of each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704(b) of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 7.4 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Section 7 and no amendment of this Agreement or approval of any Member shall be required. The terms used in this
Section 7 shall have the same meaning as in such Treasury Regulations.

                  (b) Only Required Modifications. In making any allocation
(the "new allocation") under Section 7.4, the Management Committee is authorized to act only after having been advised by the Company's accountants that, under
Section 704(b) of the Code and the Treasury Regulations thereunder (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Section 7 necessary in order to assure that, either in the then current year or in any preceding year, each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Section 7 to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

                  (c) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year so that an allocation is required by Treasury Regulation Section 1.704-2(f), then each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent Fiscal Years) equal to such Member's share of the net decrease in Company Minimum Gain as determined by Treasury Regulation Section 1.704-2(g)(2). Such allocations shall be made in a manner and at a time which will satisfy the requirements of Treasury Regulation Section 1.704-2(f)(1).

                  (d) Member Minimum Gain Chargeback. If there is a net decrease in the Member Nonrecourse Debt Minimum Gain during any Fiscal Year, any Member who has a share of such Member Nonrecourse Debt Minimum Gain (as determined in the same manner as partner nonrecourse debt minimum gain under Treasury Regulation Section 1.704-2(i)(5)) shall be specially allocated items of income or gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain in the manner and to the extent required by Treasury Regulation
Section 1.704-2(i)(4).

                  (e) Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), any of which causes or increases an Adjusted Deficit Capital Account Balance in such Member's Capital Account, then he will be specially allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance created or increased by such adjustment, allocation, or distribution as quickly as possible; provided, however, an allocation pursuant to this Section 7.4(e) will be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 7 have been tentatively made as if this Section 7.4(e) were not in the Agreement.

                  (f) Gross Income Allocation. If a Member has an Adjusted Deficit Capital Account Balance at the end of a Company taxable year, such Member shall be allocated items of income and gain in the amount of such Adjusted Deficit Capital Account Balance as quickly as possible in order to eliminate it.

                  (g) Allocation of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Membership Percentages.

                  (h) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

                  (i) Curative Allocations. If the Company is required by
Section 7.4(a), (c), (d), (e), (f), (g) or (h) to make any new allocation in a manner other than as provided for in this Section 7 without regard thereto, then the Management Committee is authorized and directed, insofar as it is permitted to do so by Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in the current Fiscal Year (or subsequent Fiscal Years, if necessary) in such manner so as to bring the proportions of income, gain, loss, deduction, or credit (or item thereof) allocated to the Members as nearly as possible to the proportion otherwise contemplated by this Section 7 without regard thereto; provided, however, that Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain and Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Minimum Gain and provided further that such Nonrecourse Deductions and Member Nonrecourse Deduction shall not in any event be taken into account to the extent that the Management Committee reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.4(c) or (d).

                  (j) Advice of Accountants. Allocations made by the Management Committee under this Section 7.4 in reliance upon the advice of the Company's accountants shall be deemed to be made pursuant to any fiduciary obligation to the Company and the Members.

                  (k) Section 754 Election. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreased such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                  (l) Imputed Interest. If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent Federal income tax law, then any item of income or expense attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to his Capital Account, as appropriate.

                  (m) Contributed Property. Income, gain, loss or deduction with respect to any property contributed by a Member shall, solely for tax purposes, be allocated among the Members, to the extent required by Code Section 704(c) and the related Treasury Regulations, to take account of the variation between the adjusted tax basis of such property and its Book Value at the time of contribution to the Company. If the Book Value of any Company property is adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv), subsequent allocations of income, gain, loss and deduction and the Book Value of such property shall be adjusted as provided in Code Section 704(c) and the related Treasury Regulations. If Code Section 704(c) and the regulations thereunder allow alternative methods of making such acquired allocations, the Management Committee shall determine, in its sole discretion, which alternative method to use. Allocations under this Section 7.4(m) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, or other items or distributions under any provision of this Agreement.

         7.5 Share of Excess Nonrecourse Liabilities. For purposes of calculating the Members' shares of "excess nonrecourse liabilities" of the Company (within the meaning of Treasury Regulation Section 1.752-3(a)(3)), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Membership Percentages.

                    8. ADJUSTMENT TO MEMBERSHIP PERCENTAGES.

        * Approximately 3 pages of this part of this document has been redacted pursuant to a request for confidential treatment filed with the SEC. An unredacted version of this document has been filed separately with the SEC.

                               9. TERM OF COMPANY.

         9.1 Commencement. The term of the Company began on the date the Articles of Organization were filed with the Michigan Department of Consumer and Industry Services and became effective under the Act.

         9.2 Dissolution. The Company shall be dissolved and its affairs be wound up upon the occurrence of any of the following events:

             (a) The sale or other disposition of substantially all of the assets of the Company;

             (b) By the written consent of all the Members; or

             (c) Upon entry of a decree of judicial dissolution.

                           10. APPLICATION OF ASSETS.

                  Upon dissolution of the Company, the Company shall cease carrying on its business and affairs and shall commence winding up of the Company's business and affairs and complete the winding up as soon as practicable. The Company affairs shall be concluded by the Management Committee. The assets of the Company may be liquidated or distributed in kind, as determined by the Management Committee, and the same shall first be applied to the payment of, or to a reserve for the payment of Company liabilities (including such provision for contingent or unforeseen liabilities as the Management Committee deems appropriate) and then to the Members in accordance with their respective positive Capital Accounts after allocations pursuant to Sections 7.2 and 7.4 for the current Fiscal Year. If Company assets are distributed in kind, the assets so distributed shall be valued at their current fair market values and the unrealized appreciation or depreciation in value of the assets shall be allocated to the Members' Capital Accounts in the manner described in Section 7.2 and 7.4 as if such assets had been sold, and such assets shall then be distributed to the Members in accordance with their respective positive Capital Accounts as so adjusted. To the extent that Company assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, then the Company may, as determined by the Management Committee, convey those assets to a trust or other suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Members at a future date. The legal form of the holding entity, the identity of the trustee or other fiduciary, and the terms of its governing instrument shall be determined by the Management Committee.

                  11.      RESTRICTION ON ASSIGNABILITY OF INTERESTS.

         11.1 Permitted Assignments. A Member's assignment of all or a portion of its interest in the Company shall be restricted as provided in Article II of the Equityholders Agreement. A permitted assignment shall not of itself substitute the assignee as Member or entitle the assignee to participate in the management of the Company. Such assignee shall be only entitled to receive, to the extent assigned, the distributions the assigning Member would otherwise be entitled to. No assignment of a Company interest shall be effective with respect to the Company until written notice is given to the Company.

         11.2 Admission of Assignees as Members. An assignee (other than Permitted Transferees (as defined in the Equityholders Agreement, who shall automatically be admitted) shall not be admitted as a Member unless such admission is approved by Members owning at least 85% of the total Membership Percentages (unless the Member is an assignee of an interest for which Paribas declined to exercise its right of first refusal, in which case the assignee may be admitted with the approval of the Management Committee). Such consent may be withheld in each Member's sole discretion. The Members may require a substitute Member to pay the legal and other costs incurred by the Company in effecting his admission. If admitted, the substitute Member has, to the extent assigned, all of the rights and powers, and is subject to all the restrictions and liabilities of a

Member. In addition, the assignee shall provide the Company with the information and agreements that the Company deems necessary in connection with the assignment.

         11.3 Restrictions on Transfers. Notwithstanding the other provisions of this Section 11, no Member shall sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, or otherwise dispose of any interest in the Company except in compliance with Section 11 and Article II of the Equityholders Agreement. No Member shall dispose of his interest in the Company without (1) the prior written consent of all the Members if the effect of the assignment would be to terminate the Company within the meaning of Code Section 708(b), and
(2) the opinion of counsel in form and substance satisfactory to counsel for the Company that registration is not required under the Securities Act of 1933 and applicable state law. In no event shall any Member assign his interest in the Company if such assignment would violate any applicable state or Federal securities law. The Members acknowledge that their interests in the Company have not been registered under any securities Act and agree that such interests will not be transferred without registration under any applicable such Act or exemption therefrom. Any attempted disposition of a Member's interest in the Company in violation of Section 11 shall be null and void ab initio.




                            12. SECTION 754 ELECTION.

         In the event of the transfer of a Member's interest in the Company by sale or exchange, or upon the death of a Member, the Company, if the person acquiring such interest so requests and the Management Committee consents, shall elect pursuant to Code Section 754, to adjust the basis of the Company property. Each Member hereby agrees to provide the Company with all information necessary to give effect to such election. The transferee shall reimburse the Company for any reasonable costs incurred as a result of such election, as determined by the Management Committee.



                                13. ARBITRATION.

         Except for disputes concerning Section 5.5 and Section 8 of this Agreement (which will be arbitrated in New York pursuant to Section 11.13 of the Securities Purchase Agreement) any disputes arising out of this Agreement which cannot be resolved by the Members themselves or pursuant to the terms of this Agreement shall be submitted to binding arbitration in Oakland

County, Michigan in accordance with the American Arbitration Association Commercial Arbitration Rules. The arbitrator(s) shall have the power to grant any remedy or relief that they deem just and equitable, including, but not limited to injunctive relief, whether interim and/or final. Each party to this Agreement retains the right to seek interim measures from a judicial authority, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Judgment upon the arbitration award may be entered in a court of competent jurisdiction. The arbitrator(s) will be entitled to apportion the costs of the arbitration proceedings and to award the prevailing party attorney fees, and costs on such basis as the arbitrator(s) may determine.



                         14. INVESTMENT REPRESENTATION.

         Each Member represents and warrants to each other and to the Company he is acquiring his respective interest in the Company for his own personal account for investment, and without a view to transferring, reselling, or distributing such interest. In addition, no Member shall sell or dispose of his interest in the Company in a manner that violates any Federal or state securities laws. Each Member shall indemnify and hold the Company harmless from and against all liability, costs and expenses, including reasonable attorneys' fees, incurred by the Company or the Members, as a result of a breach of the representations and warranties made in this Section by such Member.



                                 15. AMENDMENTS.

         This Agreement or the Articles may be amended only by written agreement of Members owning at least fifty-one percent (51%) of the Membership Percentages; provided, however, that no amendment may be made without the consent of Paribas if such amendment would adversely affect the rights or obligations of Paribas.

                          16. MISCELLANEOUS PROVISIONS.

         16.1     Books of Account; Reports.

                  (a) The Company shall keep true and complete books of account and records of all Company's business and affairs as required by the Act. The books of account and records shall be kept at the principal office of the Company. The Company shall maintain at such office (i) a list of names and addresses of all Members; (ii) a copy of the Articles together with executed copies of all powers of attorney pursuant to which the Articles have been executed; (iii) copies of the Company's Federal, state and local income tax returns and reports for the three most recent years; (iv) copies of the Company's current Agreement; (v) copies of the financial statements (monthly, quarterly, and annual) of the Company for the three most recent years; (vi) annual budgets of the Company; (vii) all information delivered to lenders or any Member; (viii) notices of material events; and (ix) such other information as a Member shall reasonably request. Such Company records shall be available to any Member or his designated representative during ordinary business hours at the reasonable request and expense of such Member.

                  (b) The Company will use its best efforts to furnish, or cause to be furnished, the following items on the dates indicated:

                           (1)      an annual report consisting of an income
statement for the prior year and a balance sheet as of the year ended - annually.

                           (2)      Member information tax returns
(Schedule K-1) - March 31.

         16.2 Bank Accounts and Investment of Funds. All funds of the Company shall be deposited in its name in such checking accounts, savings accounts, time deposits, or certificates of deposit or shall be invested in such other manner, as shall be designated by the Management Committee from time to time. Withdrawals shall be made upon such signature or signatures as the Management Committee may designate.

         16.3 Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Management Committee in accordance with generally accepted accounting principles consistently applied. Such decisions shall be acceptable to the accountants retained by the Company, and the Management Committee may rely upon the advice of the accountants as to whether such decisions are in accordance with generally accepted accounting principles.

         16.4 Federal Income Tax Election. The Company shall, to the extent permitted by applicable law and regulations and upon obtaining any necessary approval of the Commissioner of Internal Revenue, elect to use such methods of depreciation, and make all other Federal income tax elections in such manner, as the Management Committee determines to be most-favorable to the Members. The Management Committee may rely upon the advice of the accountants retained by the Company as to the availability and effect of all such elections.

         16.5 Entire Agreement. This Agreement, the Purchase Agreement and the Equityholders Agreement constitute the entire agreement between the parties and may be modified only as provided herein. No representations or oral or implied agreements have been made by any party hereto or his agent, and no party to this Agreement, the Purchase Agreement and the Equityholders Agreement relies upon any representation or agreement not set forth in it. This Agreement, the Purchase Agreement and the Equityholders Agreement supersede any and all other agreements, either oral or written, by and among the Company and its Members. They expressly supersede the Terms Sheet executed by the Members in January of 1998.

         16.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if (i) physically delivered, telephonically transmitted by telecopier or other similar means, (ii) one (1) day after having been delivered to Federal Express or other delivery courier for next day delivery, with proof of delivery to the recipient received by the courier in the form of a signature of recipient, or (iii) three (3) days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, addressed to the Members at the addresses listed in Exhibit A. The addresses and other information so indicated for any Member may be changed by a Member by written notice to the Company.

         16.7 Further Execution. Upon request of the Company from time to time, the Members shall execute and swear to or acknowledge any amended Articles and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Company or the Members which has been taken in accordance with the provisions of this Agreement, the Securities Purchase Agreement and the Equityholders Agreement.

         16.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Company or the Members or any other person not a party to this Agreement.

         16.9 Severability. The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

         16.10 Captions. All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

         16.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. The Company shall have custody of counterparts executed in the aggregate by all Members.

         16.12 Michigan Law to Control. The validity and interpretation of, and the sufficiency of performance under, this Agreement shall be governed by Michigan law.




         The parties have executed this Agreement to be effective on the date first above written.



                             COMPANY:

                             Key Plastics Technology, L.L.C., a Michigan limited
                              liability company

                             By: Key Plastics, Inc., a Michigan
                              corporation, its Member



                             By: /s/ Mark J. Abbo
                                ---------------------------------------
                             Its:  Treasurer
                                ---------------------------------------



                             MEMBERS:

                             Key Plastics, Inc., a Michigan corporation



                             By:  /s/ Mark J. Abbo
                                ---------------------------------------

                             Its:  Treasurer
                                ---------------------------------------

                             Paribas Principal Incorporated, a New York corporation



                             By: /s/ Stephen Eisenstein
                                ---------------------------------------

                             Its: Partner
                                ---------------------------------------

        * Approximately 2 pages of this part of this document has been redacted pursuant to a request for confidential treatment filed with the SEC. An unredacted version of this document has been filed separately with the SEC.



                                     A-1